AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 25, 2006
         REGISTRATION STATEMENT NOS. 333-116300, 333-116300-01 AND 333-116300-02
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                ----------------


                                 POST-EFFECTIVE

                               AMENDMENT NO. 3 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------



     FLORIDA POWER & LIGHT COMPANY                     FLORIDA                    59-0247775
 FLORIDA POWER & LIGHT COMPANY TRUST I                 DELAWARE                   20-6218709
FLORIDA POWER & LIGHT COMPANY TRUST II                 DELAWARE                   20-6218713
   (Exact name of each registrant as       (State or other jurisdiction of     (I.R.S. Employer
       specified in its charter)            incorporation or organization)   Identification No.)


                                ----------------

                             700 Universe Boulevard
                            Juno Beach, Florida 33408
                                 (561) 694-4000
    (Address, including zip code, and telephone number, including area code, of registrants' principal executive office)

                                ----------------


          Thomas R. McGuigan, P.A.                    Robert J. Reger, Jr., Esq.
      Squire, Sanders & Dempsey L.L.P.                 Thelen Reid & Priest LLP
          1900 Phillips Point West                         875 Third Avenue
          777 South Flagler Drive                      New York, New York 10022
       West Palm Beach, Florida 33401                       (212) 603-2000
               (561) 650-7200
        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)


                                ----------------


     It is respectfully requested that the Commission also send copies of all notices, orders and communications to:



           Edward F. Tancer, Esq.                      Richard L. Harden, Esq.
      Vice President & General Counsel                  Hunton & Williams LLP
       Florida Power & Light Company                       200 Park Avenue
           700 Universe Boulevard                      New York, New York 10166
         Juno Beach, Florida 33408                          (212) 309-1000
               (561) 694-4000


                                ----------------


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.       EXHIBITS.

**1(a)     -   Form of Underwriting Agreement with respect to Bonds.

**1(b)     -   Form of Distribution Agreement with respect to Bonds.

**1(c)     -   Form of Underwriting Agreement with respect to Preferred Trust
               Securities and related securities.

**1(d)     -   Form of Underwriting Agreement with respect to preferred stock.

**4(a)     -   Restated Articles of Incorporation of Florida Power & Light
               Company ("FPL") dated March 23, 1992 (filed as Exhibit 3(i)a to
               Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(b)     -   Amendment to FPL's Restated Articles of Incorporation dated
               March 23, 1992 (filed as Exhibit 3(i)b to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(c)     -   Amendment to FPL's Restated Articles of Incorporation dated May
               11, 1992 (filed as Exhibit 3(i)c to Form 10-K for the year ended
               December 31, 1993, File No. 1-3545).

**4(d)     -   Amendment to FPL's Restated Articles of Incorporation dated
               March 12, 1993 (filed as Exhibit 3(i)d to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(e)     -   Amendment to FPL's Restated Articles of Incorporation dated
               June 16, 1993 (filed as Exhibit 3(i)e to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(f)     -   Amendment to FPL's Restated Articles of Incorporation dated
               August 31, 1993 (filed as Exhibit 3(i)f to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(g)     -   Amendment to FPL's Restated Articles of Incorporation dated
               November 30, 1993 (filed as Exhibit 3(i)g to Form 10-K for the year ended December 31, 1993, File No. 1-3545).

**4(h)     -   Amendment to FPL's Restated Articles of Incorporation dated
               January 20, 2004 (filed as Exhibit 3(i)j to Form 10-K for the year ended December 31, 2003, File No. 2-27612).

**4(i)     -   Amendment to FPL's Restated Articles of Incorporation dated
               January 20, 2004 (filed as Exhibit 3(i)k to Form 10-K for the year ended December 31, 2003, File No. 2-27612).

**4(j)     -   Bylaws of FPL dated May 11, 1992 (filed as Exhibit 3 to
               Form 8-K dated May 1, 1992, File No. 1-3545).

**4(k)     -   Mortgage and Deed of Trust dated as of January 1, 1944, and
               One hundred and five Supplements thereto, between FPL and Deutsche Bank Trust Company Americas, Trustee (the "Mortgage")
               (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No.
               2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No.
               2-7990; Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5, File No.
               2-10093; Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1, File No.
               2-12900; Exhibit 4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File
               No. 2-13705; Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1,
               File No. 2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit
               4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104;
               Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195;
               Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No. 2-27612;
               Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File No. 2-30542;
               Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No. 2-37679;
               Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No. 2-41312;
               Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No. 2-46502;
               Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No. 2-49726;
               Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No. 2-52826;
               Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No. 2-54242;

               Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c),
               File No. 2-66524; Exhibit 2(c), File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c), File No. 2-77629;
               Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076;
               Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31, 1996, File No. 1-3545;
               Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545;
               Exhibit 4(o), File No. 333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; and Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172).

**4(l)     -   Form of Supplemental Indenture relating to the Bonds.

**4(m)     -   Trust Agreement and Certificate of Trust of Florida Power
               & Light Company Trust I.

**4(n)     -   Trust Agreement and Certificate of Trust of Florida Power
               & Light Company Trust II.

**4(o)     -   Form of Amended and Restated Trust Agreement.

**4(p)     -   Form of Subordinated Indenture relating to the Junior
               Subordinated Debentures.

**4(q)     -   Form of Officer's Certificate relating to the Junior
               Subordinated Debentures, including form of Junior Subordinated
               Debentures.

**4(r)     -   Form of Preferred Trust Securities Guarantee Agreement relating to the Preferred Trust Securities.

**4(s)     -   Form of Agreement as to Expenses and Liabilities relating to the Trust is contained in Exhibit D of Exhibit 4(o) hereto.

**4(t)     -   Form of Preferred Trust Securities is contained in
               Exhibit C of Exhibit 4(o) hereto.

**4(u)     -   Form of Articles of Amendment to establish a series of
               preferred stock.

**4(v)     -   Amendment to FPL's Restated Articles of Incorporation dated
               February 11, 2005 (filed as Exhibit 3(i)m to Form 10-K for the year ended December 31, 2004, File No. 2-27612).

**4(w)     -   One Hundred Sixth Supplemental Indenture dated as of September
               1, 2004 between FPL and Deutsche Bank Trust Company Americas,
               Trustee (filed as Exhibit 4(a) to Form 10-Q for the quarter ended
               September 30, 2004, File No. 2-27612).

**4(x)     -   One Hundred Seventh Supplemental Indenture dated as of June 1,
               2005, between FPL and Deutsche Bank Trust Company Americas,
               Trustee (filed as Exhibit 4(f) to Amendment No. 1 to Form S-3,
               File No. 333-125275).

**4(y)     -   One Hundred Eighth Supplemental Indenture dated as of September
               1, 2005, between FPL and Deutsche Bank Trust Company Americas,
               Trustee (filed as Exhibit 4(y) to Amendment No. 2 to Form S-3,
               File No. 333-116300, 333-116300-01 and 333-116300-02).

*4(z)      -   One Hundred Ninth Supplemental Indenture dated as of January 1,
               2006, between FPL and Deutsche Bank Trust Company Americas,
               Trustee.

**5(a)     -   Opinion and Consent, dated June 8, 2004, of Steel Hector &
               Davis LLP, counsel to FPL, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II.

**5(a).1   -   Opinion and Consent, dated June 7, 2005, of Steel Hector &
               Davis LLP, counsel to FPL.

**5(a).2   -   Opinion and Consent, dated September 22, 2005, of Squire,
               Sanders & Dempsey L.L.P., counsel to FPL.

*5(a).3    -   Opinion and Consent, dated January 18, 2006, of Squire, Sanders
               & Dempsey L.L.P., counsel to FPL.

**5(b)     -   Opinion and Consent, dated June 8, 2004, of Thelen Reid &
               Priest LLP, co-counsel to FPL, Florida Power & Light Company
               Trust I and Florida Power & Light Company Trust II.

**5(b).1   -   Opinion and Consent, dated June 7, 2005, of Thelen Reid &
               Priest LLP, co-counsel to FPL.

**5(b).2   -   Opinion and Consent, dated September 22, 2005, of Thelen Reid
               & Priest LLP, co-counsel to FPL.

*5(b).3    -   Opinion and Consent, dated January 18, 2006, of Thelen Reid
               & Priest LLP, co-counsel to FPL.

**5(c)     -   Opinion and Consent, dated June 8, 2004, of Morris, James,
               Hitchens & Williams LLP, special Delaware counsel to FPL and
               Florida Power & Light Company Trust I.

**5(d)     -   Opinion and Consent, dated June 8, 2004, of Morris, James,
               Hitchens & Williams LLP, special Delaware counsel to FPL and
               Florida Power & Light Company Trust II.

**12       -   Computation of Ratio of Earnings to Fixed Charges and Ratio of
               Earnings to Fixed Charges plus Preferred Dividends (filed as
               Exhibit 12(b) to Form 10-K for the year ended December 31, 2003,
               File No. 1-3545 and Exhibit 12(b) to Form 10-Q for the quarter ended March 31, 2004, File No. 1-3545).

**23(a)    -   Independent Auditors' Consent of Deloitte & Touche LLP.

**23(b)    -   Consent of Steel Hector & Davis LLP (included in Exhibit 5(a)).

**23(b).1  -   Consent of Steel Hector & Davis LLP (included in opinion,
               attached hereto as Exhibit 5(a).1).

**23(b).2  -   Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5(a).2).

*23(b).3   -   Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5(a).3).

**23(c)    -   Consent of Thelen Reid & Priest LLP (included in Exhibit 5(b)).

**23(c).1  -   Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b).1).

**23(c).2  -   Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b).2).

*23(c).3   -   Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b).3).

**23(d)    -   Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(c)).

**23(e)    -   Consent of Morris, James, Hitchens & Williams LLP (included in opinion, attached hereto as Exhibit 5(d)).

**24       -   Power of Attorney.

**25(a)    -   Statement of Eligibility on Form T-1 of Deutsche Bank Trust
               Company Americas with respect to the Mortgage.

**25(b)    -   Statement of Eligibility on Form T-1 of The Bank of New York,
               as Subordinated Indenture Trustee with respect to the Junior
               Subordinated Debentures.

**25(c)    -   Statement of Eligibility on Form T-1 of The Bank of New York,
               as Property Trustee, with respect to the Amended and Restated
               Trust Agreement of Florida Power & Light Company Trust I.

**25(d)    -   Statement of Eligibility on Form T-1 of The Bank of New York,
               as Property Trustee, with respect to the Amended and Restated
               Trust Agreement of Florida Power & Light Company Trust II.

**25(e)    -   Statement of Eligibility on Form T-1 of The Bank of New York,
               as Preferred Trust Securities Guarantee Trustee, with respect to the Preferred Trust Securities Guarantee Agreement of Florida
               Power & Light Company Trust I.

**25(f)    -   Statement of Eligibility on Form T-1 of The Bank of New York,
               as Preferred Trust Securities Guarantee Trustee, with respect to the Preferred Trust Securities Guarantee Agreement of Florida
               Power & Light Company Trust II.

*Filed herewith.
**Previously filed.

ITEM 17.       UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 and the information required to be contained in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:

          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant against which the claim is asserted will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 25th day of January, 2006.

                                        FLORIDA POWER & LIGHT COMPANY


                                        By:  /s/ Armando J. Olivera*
                                           -------------------------------------
                                                 Armando J. Olivera
                                                 President and Director

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     Signature                              Title                           Date
                     ---------                              -----                           ----

/s/ Lewis Hay, III*                         Chairman of the Board, Chief           January 25, 2006
------------------------------------        Executive Officer and Director
Lewis Hay, III                              (Principal Executive Officer)


/s/ Moray P. Dewhurst*                      Senior Vice President, Finance         January 25, 2006
------------------------------------        and Chief Financial Officer and
Moray P. Dewhurst                           Director (Principal Financial
                                            Officer)


/s/ K. Michael Davis*                       Vice President, Accounting,            January 25, 2006
------------------------------------        Controller and Chief Accounting
K. Michael Davis                            Officer (Principal Accounting
                                            Officer)


------------------------------------        Director
Edward F. Tancer


/s/ Armando J. Olivera*                     Director                               January 25, 2006
------------------------------------
Armando J. Olivera


/s/ Antonio Rodriguez*                      Director                               January 25, 2006
------------------------------------
Antonio Rodriguez


/s/ John A. Stall*                          Director                               January 25, 2006
------------------------------------
John A. Stall


*By:/s/ Robert J. Reger, Jr.
    ------------------------------
    Robert J. Reger, Jr., Attorney-in-Fact


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 25th day of January, 2006.

                                        FLORIDA POWER & LIGHT COMPANY TRUST I


                                        By:   /s/ Paul I. Cutler
                                           -------------------------------------
                                           Name:  Paul I. Cutler
                                           Title: Administrative Trustee

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Florida Power & Light Company Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida on the 25th day of January, 2006.

                                        FLORIDA POWER & LIGHT COMPANY TRUST II


                                        By:   /s/ Paul I. Cutler
                                           -------------------------------------
                                           Name:  Paul I. Cutler
                                           Title: Administrative Trustee

                                  EXHIBIT INDEX

4(z)       -   One Hundred Ninth Supplemental Indenture dated as of January 1,
               2006, between FPL and Deutsche Bank Trust Company Americas,
               Trustee.

5(a).3     -   Opinion and Consent, dated January 18, 2006, of Squire, Sanders
               & Dempsey L.L.P., counsel to FPL.

5(b).3     -   Opinion and Consent, dated January 18, 2006, of Thelen Reid &
               Priest LLP, co-counsel to FPL.

23(b).3    -   Consent of Squire, Sanders & Dempsey L.L.P. (included in opinion, attached hereto as Exhibit 5(a).3).

23(c).3    -   Consent of Thelen Reid & Priest LLP (included in opinion,
               attached hereto as Exhibit 5(b).3).